UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2017

PETRICHOR CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-198969	30-0806514
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

0F.-5, No.91, Zhongshan 2nd Rd., Qianzhen Dist., Kaohsiung City 806, Taiwan (R.O.C.)

(Address of principal executive offices)

+88673342667

(Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On March 10, 2017, as a result of a private transaction, the control block of voting stock of this company, represented by 65,000 shares of common stock (the “Shares”), has been transferred from Chun-Hao Chang to Hao Fa Chang, and a change of control of Petrichor Corp. (the “Company”) has occurred. The consideration paid for the Shares, which represent 69% of the issued and outstanding share capital of the Company on a fully-diluted basis, was $200,000. The source of the cash consideration for the Shares was personal funds of Hao Fa Chung. In connection with the transaction, Chun-Hao Chang released the Company from all accounts payable and loans due to related parties of $27,914.

There are no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors of the Company or other matters. The information set forth in Item 5.02 of this Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Upon the change of control of the Company, which occurred on March 10, 2017, the existing directors and officer resigned immediately. Accordingly, Chun-Hao Chang, serving as a director and as an officer, ceased to be the Company’s Chief Executive Officer. Also, Mei-Chun Lin, serving as a director and as an officer, ceased to be the Company’s Principal Accounting Officer. At the effective date of the transfer, Hao Fa Chang assumed the role as Chairman of the Board of Directors and President, Chief Executive Officer, Principal Officer, and Treasurer of the Company.

Hao Fa Chang, age 40, was a sales associate and insurance broker at Golden Insurance Brokers based in Kaohsiung Taiwan, from 2009 to the present. Hao Fa Chang graduated from Hsing Wu University and majored in management.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Resignation and appointment of officer and directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petrichor Corp.

March 13, 2017	By:	/s/ Hao Fa Chang
Hao Fa Chang
	Title:	President

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EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Resignation and appointment of officers and directors.

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